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                                                                     EXHIBIT 6.1

                                BUSINESS LEASE
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     THIS LEASE AGREEMENT, made and entered into as of the 10th day of May,
1999, by and between LESLIE TRICKEL SCOTT, AS AGENT FOR, TRADEWINDS OFFICE BUILDING, 4715 Hall Rd., Orlando, Florida 32817 (hereafter designated "Lessor"), and AUCTION ANYTHING.COM (hereafter designated "Lessee"):

                             W I T N E S S E T H :
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     That for and in consideration of the mutual covenants, agreements and conditions on the part of Lessor and Lessee to be kept and performed, it is mutually agreed as follows:

     1. LOCATION: Lessor grants, demises, leases and lets, and lessee rents and hires of the Lessor, the following described premises, Suite 211, 35 West Pine Street, Orlando, Florida 32801, consisting of approximately 566 square feet, and Suite 226, consisting of approximately 305 square feet.

     2. LENGTH OF LEASE: The term of this lease shall be for a period of two (2) years, beginning May 10, 1999, and ending May 9, 2001. At six (6) months, Lessee and Lessor has the option to break this lease with 60 days notice. At anytime after the first six months Lessee has the option to break the lease with 60 days notice.

     3. RENT: Lessee covenants to pay Lessor rent on the leased premises as follows:

           A. Commencing May 10, 1999 and ending at the end of the six (6)
month period, November 9, 1999, at the rate of $653.25 per month, (including utilities), plus sales tax of 6% in the amount of $39.19, for a total of $692.44. Commencing November 10, 1999, and ending May 9, 2001, at the rate of $10.00 per square foot which would make a monthly payment of $725.83 plus sales tax of 6% in the amount of $43.54 for a total monthly payment of $769.37.
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           B. Rent shall be payable in full for the first six months in the amount of $4154.64, to Lessor at 4715 Hall Rd., Orlando, Florida, 32817. After the first six months, rent shall be payable on the tenth day of, each month and a late fee of $25.00 will be charged to any payments received after the 20th day of the month.

     4. USE OF PREMISES: Lessee shall not use or permit the leased premises or any part thereof to be used for any purpose or purposes other than Professional Offices for Lessee and related activities. No other use shall be made of the leased premises without the expressed, written consent of Lessor. No use shall be made or permitted to be made of the leased premises, nor acts done, which will increase the existing rate of insurance upon the leased premises or the building in which it is located or cause cancellation of any insurance policy covering said building or any part thereof. Lessee covenants and agrees that they will comply with all Federal, State, City and County or other laws, ordinances, regulations and requirements governing the use of property, including but not limited to Departments and Bureaus as subdivisions of foregoing governmental agencies, for purposes which includes but are not limited to zoning regulations. Lessee further covenants and agrees during the term of this lease to keep the premises in a clean and sanitary condition and in a manner which will not be detrimental to the surrounding property and not to make any unlawful use of the property, or to conduct any illegal or immoral business thereon, or to cause or allow conduct tantamount to a nuisance or interference with neighboring tenants or property owners. Lessor warrants that property is zoned to accommodate the above stated purpose.

     5. INSPECTION: It is understood and agreed that Lessee has inspected

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the demised premises and is accepting the property in the condition it now exists.

     6. OWNERSHIP OF IMPROVEMENTS: Any equipment or personal property of whatsoever nature, whether or not attached to any building or placed in the building, shall not become a part of said building and shall be removed by Lessee upon vacating the premises. Lessee agrees that upon the termination of its tenancy, in removing said equipment or personal property, Lessee will make any repairs necessary, or pay to Lessor an amount sufficient to pay for, any damages caused to the premises by Lessee's removal of the aforementioned equipment and personal property.

     7. CONDITION OF PREMISES: Lessee covenants and agrees to return to the Lessor, the property covered by this Lease at the end of the term hereof, in good and clean condition, at least to the same condition as they were as of initial date of this lease reasonable wear and tear on said premises expected. Lessor shall have the right to enter the leased premises at all reasonable times to inspect same, and to make repair or improvements thereon, and Lessee shall make no claim against Lessor for obstruction to ingress and egress to the leased premises caused by any such repairs or improvements.

     8. DESTRUCTION OF PREMISES: In the event the premises shall be partially damaged by fire or other casualty, but not rendered untenantable, the same shall be repaired with due diligence by the Lessor at its expense; if the damage shall be so extensive as to render the premises untenantable, the rent shall be proportionately paid up to the time of such damage and shall thenceforth cease until such time as the premises shall be put in tenantable condition. If the Lessor shall elect, within thirty (30) days after untenantable damage, not to rebuild or restore such premises to

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tenantable condition, then this Lease shall forthwith terminate. In the event of total destruction of the premises by fire or other casualty, this Lease shall cease and come to an end and the Lessees shall be liable for rent only up to the time of such destruction. Lessees shall be entitled to receive a pro rata refund of any advance rent paid by it for the rent period during which the leased premises were wholly or partially destroyed to such extent as to be untenantable.

     9. EMINENT DOMAIN: In the event any portion of the leased property is taken under the exercise of EMINENT DOMAIN, making the property unusable, then and in that event, Lessee shall have the option of terminating this Lease or continuing the Lease in full force and effect to the remainder of the term as to the property not taken at a monthly rental, which shall abate in proportion to the area of leased property rendered untenantable. Lessees claims in EMINENT DOMAIN shall be subordinated to those of Lessor.

     10. QUIET POSSESSION AND EMERGENCIES: Lessor warrants that Lessees, upon paying the rent and performing the covenants hereof, shall have quiet and peaceful possession and use of the premises covered by the Lease during the term hereof, and that said possession and use shall be exclusive as to the leased premises; provided, however, that Lessees shall grant Lessor access to the premises for inspection purposes during business hours, and at all times for emergencies. Prior to occupancy, Lessee shall present to Lessor a 3" X 5" card legibly showing names, addresses, and telephone numbers of persons to be contacted in case of emergency.

     11. OWNERSHIP OF PREMISES: The Lessor warrants that he has authority to lease the demised premises.

     12. BINDING ON HEIRS: This Lease and its terms shall inure to the

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benefit of and be binding upon themselves and their heirs, administrators, executors, successors and assigns.

     13. DEFAULT: If any installment of rent required to be paid under this Lease shall not be paid when due, or if Lessee shall be in default of any term or provision of this Lease, Lessor shall have the option to, upon giving the Lessee notice of default and upon the allowance of fifteen (15) days in which to cure such default other than payment of rent:

           (A) TERMINATE LEASE: Terminate this Lease, resume possession of the property for its own account and recover immediately from Lessee the difference between the rent specified in the Lease and the fair rental value of the property for the remainder of the term reduced to present worth; or

           (B) ACCELERATION OF RENT: If any of the monthly installments for rent and sales tax are not promptly and fully paid when due, the said aggregate sum mentioned in this Lease then remaining unpaid, shall become due and payable forthwith or, thereafter at the option of the Lessor, as fully and completely as if the said aggregate sum plus applicable sales tax, plus any increases or other sums agreed to be paid Lessor by Lessee pursuant to this Lease, was originally stipulated to be paid on such day.

           (C) REMEDIES CUMULATIVE: In any event, the remedy shall be deemed cumulative to any and all other remedies provided by law and the Lessor shall also recover all expenses incurred by reason of the Breach, including reasonable attorney's fees.

     14. NOTICE: Any notice furnished pursuant to the Lease shall be in writing and forwarded by certified mail. If the notice is to the Lessor, it shall be forwarded to Lessor's address set out in the opening paragraph on Page 1. If notice is to Lessee, it shall be forwarded to the address set out

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in the opening paragraph on Page 1 hereof.

     15. ACCESS TO PREMISES: In addition to Lessor's right of access set out in Paragraph 8 above, Lessor shall have access to the premises at any reasonable time upon reasonable notice for the purpose of exhibiting the premises, for sale or lease purpose, and Lessee consents for Lessor to place "For Rent" and similar signs in windows and other prominent places about the leased premises beginning sixty (60) days prior to the expiration of this Lease, provided that lessor shall not molest nor disrupt the peaceful possession of Lessee.

     16. NO SUBLEASE OR ASSIGNMENT: Lessee may not assign this Lease nor sublet any portion thereof without prior written consent of Lessor, except to a solely owned subsidiary or affiliated company of Lessee. This includes use of the leased premises pursuant to any Franchise, License or similar agreement, a copy of which shall be presented to Lessor prior to occupancy by Lessee if applicable. Neither occupancy nor use of the leased premises, nor payment of any monies to Lessor or on behalf of Lessor due under this Lease, by anyone other than Lessee, shall be deemed compliance with this Paragraph

     17. Unless otherwise specifically provided in any writing whereby Lessor consents to any sublease or assignment of this Lease, Lessee shall not be relieved of their obligation to pay rent to Lessor under this Lease, or to perform all other covenants and terms of this Lease, including but not limited to payment of any other monies provided for herein.

     18. TIME: Time is of the essence of this Lease and all of its provisions.

     19. ATTORNEY FEES: If any action at law or in equity shall be brought by either party to recover any rent under this Lease or for or on account of

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any breach of or to enforce or interpret any of the covenants, terms or conditions of this Lease, prevailing party shall be entitled to recover costs, and reasonable attorney's fees including attorney's fees on appeal, the amount of which shall be fixed by the court and shall be made a part of any judgment or decree rendered.

     20. ALTERATION OF PREMISES: Lessee shall not make, or permit to be made, any renovation, alteration, addition, or deletion to the leased premises without the prior written consent of Lessor. Alterations, additions or improvements to the leased premises which are not accepted by Lessor in writing, at Lessor's option shall be removed or replaced at Lessee's expenses upon surrendering the leased premises at the end of the Lease term or termination of this Lease. Lessor may, at its option, require a security deposit to be paid by Lessee in an amount sufficient to be used by Lessor to pay the cost of removal or replacement of all alterations, additions or improvements. This security deposit shall be paid fifteen (15) days prior to commencement of any such alterations or additions and returnable to Lessee without interest after restoration of the premises to their original state. All alterations, additions or improvements made by Lessee shall become the property of Lessor.

     21. LANDLORD'S LIEN: Lessee hereby pledges and assigns to the Lessor and grants unto Lessor a Landlord's lien on all furniture, fixtures, goods and chattels of Lessee which shall or may be brought or kept on the leased premises as security for performance of all terms, provisions and covenants of this Lease by Lessee; and Lessee agrees that Lessor's Landlord's lien may be enforced by distress proceedings, foreclosure of otherwise at the election of Lessor.

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     22. LESSOR TO APPROVE SIGNS: Lessee shall not place any signs or designation of any nature on the doors, windows, or store front of the demised premises without the prior written consent of Lessor as to location, method of installation, and graphic design. Lessee shall pay at its own expense the cost of any sign and its installation and said signs will comply in all material respects to any zoning laws or building codes applicable thereto.

     23. BANKRUPTCY OR INSOLVENCY: To more effectually secure Lessor against failure of Lessee to perform under this Lease and loss of the rent and other payments herein provided to be made by Lessee, it is agreed as a further condition of this lease that the filing of any petition of bankruptcy, any assignment for the benefit of creditors, insolvency or other debtor's proceedings by or against lessor, including but not limited to receivership, or the adjudication in bankruptcy of Lessee or the appointment of a Receiver for lessee by any Court shall be deemed or constitute a breach of this Lease, and thereupon, without entry or other action by Lessor, this lease shall, in the event there is existing any other breach of the terms and conditions of this Lease, become and be terminated; notwithstanding any other provisions of this Lease, lessor shall forthwith upon such termination be entitled to recover the rent reserved in this Lease for the residue of the term hereof less the fair value of the premises for the residue of said term. It is specifically agreed and understood that this is not intended, nor to be construed, as forfeiture against Lessees, but is to avoid a forfeiture against Lessor.

     24. OPTION TO RENEW: Lessor covenants and agrees that if the Lessee shall not be in default in the performance of any of the covenants,

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conditions, and agreements of this Lease, Lessee shall have the right and privilege at its election to continue and renew the term of this Lease for one
(1) additional term of one (3) years, exercisable in the following manner: Not later than two (2) months prior to the termination of the original term of this Lease, Lessee shall notify the Lessor of its intention to continue this Lease for the next succeeding term.

     25. SPECIAL CLAUSES: (A) Tenant, agents, employees, and guests of tenant, agents, and employees, shall not smoke cigarettes or other tobacco products, such as pipes or cigars anywhere in the leased premises building. Smoking permitted only in designated areas outside the building. (B) Lessee agrees to pay its pro rata share based on percentage of building occupancy, all real estate taxes, personal property taxes and reasonable assessments assessed against its leased property during the term of the Lease.

     26. ENTIRE AGREEMENT: This Lease contains the entire Agreement between the parties and any modification of or amendment to this Lease Agreement must be set forth in writing signed by all parties in order to be binding.

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Signed, Sealed and Delivered in the
presence of:

                                          LESSOR:

                                          TRADEWINDS OFFICE BUILDING


/s/ Kent H. Trickel                       BY: /s/ Leslie Trickel Scott
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                                          LESLIE TRICKEL SCOTT,
                                          AS AGENT FOR

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As to Lessor

                                          LESSEE:

                                          AUCTION ANYTHING.COM


/s/ Kent H. Trickel                       BY: /s/ Martin M. Meads
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                                          MARTIN MEADS, VICE PRESIDENT



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As to Lessee

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